EXHIBIT 10(iii)7

CH ENERGY GROUP, INC.
DIRECTORS AND EXECUTIVES DEFERRED COMPENSATION PLAN

The Company adopted the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan (the "Plan"), effective September 26, 2003.  The Plan was amended and restated on January 1, 2008 to comply with the restrictions imposed by Section 409A of the Code.  The Plan is hereby amended and restated on January 6, 2012, as set forth below.

In order to comply with section 409A of the Code, effective immediately before January 1, 2008, the Plan was divided into two parts, one of which was named "Part One" and the other of which was named "Part Two".   Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on October 3, 2004.  Part Two of the Plan shall be governed by the terms and conditions set forth herein.  Any "amounts deferred" in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of Part One of the Plan, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code.  Any "amount deferred" in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of Part Two of the Plan, and it is intended that such amounts and the earnings thereon shall be subject to and comply with the payment restrictions imposed under Section 409A of the Code.

ARTICLE I
DEFINITIONS

For purposes of the Plan, the following words and phrases shall have the meanings set forth below, unless their context clearly requires a different meaning:

"Account" means the bookkeeping account maintained by the Committee on behalf of each Participant pursuant to this Plan.  The sum of each Participant's Sub-Accounts, in the aggregate, shall constitute his Account.  The Account and each and every Sub-Account shall be a bookkeeping entry only and shall be used solely as a device to measure and determine the amounts, if any, to be paid to a Participant or his Beneficiary under the Plan.

"Affiliated Group" means (i) the Company, and (ii) all entities with whom the Company would be considered a single employer under Sections 414(b) and 414(c) of the Code, provided that in applying Section 1563(a)(1), (2), and (3) for purposes of determining a controlled group of corporations under Section 414(b) of the Code, the language "at least 50 percent" is used instead of "at least 80 percent" each place it appears in Section 1563(a)(1), (2), and (3), and in applying Treasury Regulation Section 1.414(c)-2 for purposes of determining trades or businesses (whether or not incorporated) that are under common control for purposes of Section 414(c), "at least 50 percent" is used instead of "at least 80 percent" each place it appears in that regulation.  Such term shall be interpreted in a manner consistent with the definition of "service recipient" contained in Section 409A of the Code.

"Annual Valuation Date" has the meaning given to such term in Section 4.2(a).

"Base Salary" means the annual base rate of cash compensation payable by the Affiliated Group to an Eligible Employee during a calendar year, excluding Restricted Share Units, Incentive Compensation, short-term incentives, bonuses, special/overtime pay bonuses, commissions, severance payments, Company Contributions, qualified plan contributions or benefits, expense reimbursements, fringe benefits and all other payments, and prior to reduction for any deferrals under this Plan or any other plan of the Affiliated Groups under Sections 125 or 401(k) of the Code.   For purposes of this Plan, Base Salary payable after the last day of a calendar year solely for services performed during the final payroll period described in Section 3401(b) of the Code containing December 31 of such year shall be treated as earned during the subsequent calendar year.

"Beneficiary" or "Beneficiaries" means the person or persons, including one or more trusts, designated by a Participant in accordance with the Plan to receive payment of the remaining balance of the Participant's Account in the event of the death of the Participant prior to the Participant's receipt of the entire vested amount credited to his Account.

"Beneficiary Designation Form" means the form established from time to time by the Committee (in a paper or electronic format) that a Participant completes, signs and returns to the Committee to designate one or more Beneficiaries.

"Board" means the Board of Directors of the Company.

"Change in Control" means the occurrence of a "change in the ownership," a "change in the effective control" or a "change in the ownership of a substantial portion of the assets" of the Company as defined under Section 409A of the Code.

"Change in Control Termination" means a Separation from Service with the Affiliated Group due to Retirement or Disability during the twenty-four month period that begins on the date of a Change in Control and ends on the second anniversary of such Change in Control.

"Code" means the Internal Revenue Code of 1986, as amended.

"Commencement Date" has the meaning given to such term in Section 2.3 hereof.

"Committee" means the committee appointed to administer the Plan.  Unless and until otherwise specified, the Committee under the Plan shall be the Compensation Committee, or its designee.

"Company" means CH Energy Group, Inc. and its successors, including, without limitation, the surviving corporation resulting from any merger or consolidation of CH Energy Group, Inc. with any other corporation, limited liability company, joint venture, partnership or other entity or entities.

"Company Contribution Commencement Date" has the meaning given to such term in Section 2.3 hereof.

"Company Contribution" has the meaning given to such term in Section 4.1 hereof.

"Company Contribution Sub-Account" means the bookkeeping Company Contribution Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4 hereof.

"Deferral Commencement Date" has the meaning given to such term in Section 2.3.

"Deferral Election" means the Participant's election on a form approved by the Committee to defer a portion of his Base Salary, Restricted Share Units, Incentive Compensation or Director Fees in accordance with the provisions of Article III.

"Deferred Stock Unit" means a hypothetical share of Company common stock.  A Participant shall not possess any incidents of ownership (including, without limitation, dividend and voting rights) in any shares of Company common stock represented by the Deferred Stock Units.

"Deferred Stock Unit Fund" shall mean a fund consisting solely of Deferred Stock Units.  As of the date that a cash dividend is paid to holders of shares of Company common stock, the number of Deferred Stock Units credited to a Participant's Deferred Stock Unit Fund shall be increased by a number of units (including fractions thereof) determined by (i) multiplying the total number of Deferred Stock Units (including fractions thereof) credited to the Participant's Deferred Stock Unit Fund as of the dividend payment date by the amount of the cash dividend paid with respect to one share of Company common stock on that date, and (ii) dividing the product so determined by the closing price of a share of Company common stock on the New York Stock Exchange on that dividend payment date.  In the event of any merger, reorganization consolidation, recapitalization, liquidation, stock dividend, split-up, spin-off, stock split, reverse stock split, share combination, share exchange, extraordinary dividend, or any change in the corporate structure affecting the Company common stock, the number of Deferred Stock Units credited to the Deferred Stock Unit Fund and/or the kind or class of shares represented by that fund shall be adjusted in such manner as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan.

"Director" means any individual who is a member of the Board and who is not an employee of the Company or its Affiliated Group.

"Director Fees" means the annual cash retainer for Board and committee service, special assignment fees, meeting fees, committee chair or lead director fees, and other cash amounts payable to a Participant for service to the Company as a Director.

"Director Stock Contribution" has the meaning given to such term in Section 4.2 hereof.

"Director Stock Sub-Account" means the bookkeeping Director Stock Sub-Account maintained by the Committee on behalf of each Director pursuant to Section 4.2 hereof.

"Disability" means that the Participant meets one of the following requirements: (a) the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (b) the Participant is, by reason of any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees of the Participant's employer.   Such term shall be interpreted in a manner consistent with the definition of "disability" contained in Treasury Regulation Section 1.409A-3(i)(4).

"Effective Date" has the meaning given to such term in Section 10.1 hereof.

"Eligible Employee" has the meaning given to such term in Section 2.1 hereof.

"ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

"Equity Retainer Amount" means (i) effective July 1, 2011, $70,000 (or such other amount as may be established by the Board from time to time), and (ii) effective for periods through June 30, 2011, $65,000.

"Incentive Compensation" means an award payable under a cash-based short-term incentive plan or performance shares granted under a long-term incentive program in which an Eligible Employee participates, whether such plan is now in effect or hereafter established by the Affiliated Group, which the Committee may designate from time to time as being eligible for deferral under this Plan.

"Installment Calculation Date"  has the meaning given to such term in Section 6.1(d).

"In-Service Sub-Account" means each bookkeeping In-Service Sub-Account maintained by the Committee on behalf of each Eligible Employee pursuant to Section 2.4 hereof.

"Newly Eligible Participant" means any Eligible Employee or Director who has not previously participated in the Plan or an "aggregated plan" and is not currently a participant of an "aggregated plan".  For purposes of this definition, an "aggregated plan" is any plan that is required to be aggregated with the Plan under Section 409A of the Code.  For purposes of clarity, the portion of the Plan consisting of the right to defer compensation shall be treated as separate and apart from, and shall not aggregated with, the portion of the Plan consisting of the right to receive credits of Company Contributions.

"Participant" means any Eligible Employee or Director who (i) at any time elected to defer the receipt of compensation in accordance with the Plan (including an amount treated as a Transferred Amount) or received a credit to his Account pursuant to Section 4.1 or Section 4.2 hereof (including an amount treated as a Transferred Amount) and (ii) in conjunction with his Beneficiary, has not received a complete payment of the vested amount credited to his Account.

"Part One" has the meaning given to such term in Section 10.1 hereof.

"Part Two" has the meaning given to such term in Section 10.1 hereof.

"Payment Election" means the Participant's election on a form approved by the Committee that sets forth the form of payment of the Company Contribution Sub-Account and the Director Stock Sub-Account as provided in Section 4.3.

"Performance-Based Compensation" means Incentive Compensation that is based on services performed over a period of at least twelve (12) months and that constitutes "performance-based compensation" within the meaning of Section 409A of the Code.  Where a portion of an amount of Incentive Compensation would qualify as Performance-Based Compensation if the portion were the sole amount available under a designated incentive plan, that portion of the award will not fail to qualify as Performance-Based Compensation if that portion is designated separately by the Committee on the Deferral Election or is otherwise separately identifiable under the terms of the designated incentive plan, and the amount of each portion is determined independently of the other.

"Performance Period" means, with respect to any Incentive Compensation, the period of time during which such Incentive Compensation is earned.

"Plan" means this deferred compensation plan, which shall be known as the CH Energy Group, Inc. Directors and Executives Deferred Compensation Plan.

"Restricted Share Units" means restricted share units granted to an Eligible Employee under an equity compensation plan maintained by the Company, which the Committee may designate from time to time as being eligible for deferral under this Plan.

"Retirement"  means with respect to an Eligible Employee, his Separation from Service on or after the date he attains age 55 and with respect to a Director, his Separation from Service.

"Retirement Sub-Account" means the bookkeeping Retirement Sub-Account maintained by the Committee on behalf of each Participant pursuant to Section 2.4 hereof.

"Separation from Service" means a termination of employment or service with the Affiliated Group in such a manner as to constitute a "separation from service" as defined under Section 409A of the Code. Upon a sale or other disposition of the assets of the Company or any member of the Affiliated Group to an unrelated purchaser, the Committee reserves the right, to the extent permitted by Section 409A of the Code, to determine whether Participants providing services to the purchaser after and in connection with the purchase transaction have experienced a Separation from Service.

"Specified Employee" means a "specified employee", as defined in Section 409A of the Code (with such classification to be determined in accordance with the methodology established by the Committee from time to time in its sole discretion) of the Company or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code.

"Sub-Account" means each bookkeeping In-Service Sub-Account, Retirement Sub-Account, Company Contribution Sub-Account and Director Stock Sub-Account maintained by the Committee on behalf of each Participant pursuant to the Plan.

"Subsequent Payment Election" has the meaning given to such term in Section 6.1(c) hereof.

"Transferred Amounts" shall have the meaning provided in Section 10.1(b).

"Unforeseeable Emergency" means an "unforeseeable emergency" as defined under Section 409A of the Code.

ARTICLE II
ELIGIBILITY; SUB-ACCOUNTS

2.1. Selection by Committee.  Participation in the Plan is limited to (a) those employees of the Affiliated Group who are (i) expressly selected by the Committee, in its sole discretion, to participate in the Plan, and (ii) a member of a "select group of management or highly compensated employees," within the meaning of Sections 201, 301 and 401 of ERISA (the "Eligible Employees"), and (b) Directors.  In lieu of expressly selecting Eligible Employees for Plan participation, the Committee may establish eligibility criteria (consistent with the requirements of paragraph (a)(ii) of this Section) providing for participation of all Eligible Employees who satisfy such criteria.  The Committee may at any time, in its sole discretion, change the eligibility criteria for Eligible Employees, or determine that one or more Participants will cease to be an Eligible Employee.

2.2. Enrollment Requirements.  As a condition to participation, each selected Eligible Employee and each Director shall complete, execute and return to the Committee a Deferral Election, Payment Election (if applicable) and Beneficiary Designation Form no later than the date or dates specified by the Committee.  In addition, the Committee may establish from time to time such other enrollment requirements as it determines in its sole discretion are necessary.

2.3. Commencement Date

(a) Each Eligible Employee and each Director shall commence participation on the date designated by the Committee (the "Commencement Date").   For each Eligible Employee and Director, the Committee shall assign one Commencement Date that relates to the right to defer Base Salary or Director Fees (a "Deferral Commencement Date") and a separate Commencement Date that applies to the right to receive credits of Company Contributions or Director Stock Contributions (a "Company Contribution Commencement Date").  If an Eligible Employee or Director has not satisfied the applicable enrollment requirements of Section 2.2 within thirty (30) days of his Deferral Commencement Date (or such earlier date as specified by the Committee), such individual's Deferral Commencement Date shall instead be the first day of the calendar year next following the date that he or she satisfies such enrollment requirements.

(b) A Participant shall have no right to defer Base Salary, Restricted Share Units, Incentive Compensation or Director Fees under the Plan prior to his Deferral Commencement Date and shall have no right to receive credits of Company Contributions or Director Stock Contributions under the Plan prior his Company Contribution Commencement Date.

(c) Any Eligible Employee as of the Effective Date with respect to whom Transferred Amounts are credited hereunder shall have a Deferral Commencement Date and a Company Contribution Commencement Date of January 1, 2008.

2.4. Sub-Accounts.

(a) Establishment.  The Committee shall establish and maintain separate Retirement Sub-Accounts, Company Contribution Sub-Accounts, Director Stock Sub-Accounts and In-Service Sub-Accounts for each Participant, as applicable, for each year in which the Participant allocates Base Salary, Restricted Share Units, Incentive Compensation or Director Fees to such Sub-Accounts and for each year in which the Company makes a Company Contribution or Director Stock Contribution to such Sub-Accounts on behalf of a Participant.  Amounts credited to a Retirement Sub-Account, Company Contribution Sub-Account or Director Stock Sub-Account shall commence to be paid following the Participant's Separation from Service, death or Disability as provided in Article VI.  Amounts credited to an In-Service Sub-Account shall commence to be paid in a year specified by the Participant as provided in Section 3.4(a) and Article VI below that occurs before the Participant's Separation from Service.

(b) Adjustments.

(i) A Participant's Retirement Sub-Account and In-Service Sub-Account shall be credited with deferrals of Base Salary, Restricted Share Units, Incentive Compensation or Director Fees, if any, in accordance with Article III hereof.  Base Salary, Restricted Share Units, Incentive Compensation or Director Fees that a Participant elects to defer shall be treated as if they were set aside in a Retirement Sub-Account or an In-Service Sub-Account on the date the Base Salary, Restricted Share Units, Incentive Compensation or Director Fees would otherwise have been paid to the Participant.

(ii) A Participant's Company Contribution Sub-Account shall be credited with Company Contributions, if any, in accordance with Section 4.1 hereof.  Company Contributions shall be treated as if they were set aside in a Company Contribution Sub-Account on the date specified by the Committee in its sole discretion.  A Participant's Director Stock Sub-Account shall be credited with Director Stock Contributions of Deferred Stock Units, if any, in accordance with Section 4.2 hereof.  Director Stock Contributions shall be treated as if they were set aside in a Director Stock Sub-Account on the dates set forth in Section 4.2.

(iii) A Participant's Sub-Accounts shall be credited with gains, losses and earnings as provided in Article V hereof and shall be debited for any payments made to the Participant as provided in Article VI hereof.

2.5. Termination.

(a) Deferrals.  An individual's right to defer Base Salary, Restricted Share Units, Incentive Compensation or Director Fees shall cease with respect to the calendar year following the calendar year in which he ceases to be an Eligible Employee or Director, although such individual shall continue to be subject to all of the terms and conditions of the Plan for as long as he remains a Participant.

(b) Company Contributions and Director Stock Contributions.  An individual's right to receive credits of Company Contributions and Director Stock Contributions, as the case may be, shall cease on the date provided by the Committee in its sole discretion.

ARTICLE III
DEFERRAL ELECTIONS

3.1. New Participants.

(a) Application.  This Section 3.1 applies to each Eligible Employee or Director who is a Newly Eligible Participant in the portion of the Plan relating to the right to defer Base Salary or Director Fees and whose Deferral Commencement Date occurs after the first day of a calendar year but prior to December 1 of such calendar year (or such earlier date as specified by the Committee from time to time).

(b) Deferral Election.  An Eligible Employee described in Section 3.1(a) may elect to defer his Base Salary earned during such calendar year and a Director described in Section 3.1(a) may elect to defer his Director Fees earned during such calendar year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(i) Timing; Irrevocability.  The Deferral Election must be filed with the Committee by, and shall become irrevocable as of, the thirtieth (30th) day following the Participant's Deferral Commencement Date (or such earlier date as specified by the Committee on the Deferral Election).

(ii) Base Salary.  The Deferral Election shall only apply to Base Salary earned during such calendar year beginning with the first payroll period that begins immediately after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.

(iii) Director Fees. The Deferral Election shall only apply to Director Fees earned after the date that the Deferral Election becomes irrevocable in accordance with Section 3.1(b)(i) hereof.

(c) Restricted Share Units and Incentive Compensation.  Newly Eligible Participants may elect to defer Restricted Share Units and Incentive Compensation only in accordance with Section 3.2

3.2. Annual Deferral Elections.  Unless Section 3.1 applies, an Eligible Employee may elect to defer his Base Salary, Restricted Share Units and Incentive Compensation earned during a calendar year and a Director may elect to defer his Director Fees earned during a calendar year, as the case may be, by filing a Deferral Election with the Committee in accordance with the following rules:

(a) Base Salary. The Deferral Election with respect to Base Salary must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Base Salary would otherwise be earned.

(b) Incentive Compensation.  The Deferral Election with respect to Incentive Compensation must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the first day of the Performance Period for which such Incentive Compensation would otherwise be earned.

(c) Performance-Based Compensation.

(i) Notwithstanding anything contained in this Section 3.2 to the contrary, and only to the extent permitted by the Committee, the Deferral Election with respect to Incentive Compensation that constitutes Performance-Based Compensation must be filed with the Committee by, and shall become irrevocable as of, the date that is six months before the end of the applicable Performance Period (or such earlier date as specified by the Committee on the Deferral Election), provided that in no event may such Deferral Election be made after such Incentive Compensation has become "readily ascertainable" within the meaning of Section 409A of the Code.

(ii) In order to make a Deferral Election under this Section 3.2(c), the Participant must perform services continuously from the later of the beginning of the Performance Period or the date the performance criteria are established through the date a Deferral Election becomes irrevocable under this Section 3.2(c).

(iii) A Deferral Election made under this Section 3.2(c) shall not apply to any portion of the Performance-Based Compensation that is actually earned by a Participant regardless of satisfaction of the performance criteria.

(iv) To the extent permitted by the Committee, an Eligible Employee described in Section 3.1(a) hereof shall be permitted to make a Deferral Election with respect to Performance-Based Compensation in accordance with this Section 3.2(c) provided that the Eligible Employee satisfies all of the other requirements of this Section.

(d) Restricted Share Units.  The Deferral Election with respect to Restricted Share Units must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the year in which the Restricted Share Units are granted.

(e) Director Fees.    The Deferral Election with respect to Director Fees must be filed with the Committee by, and shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the calendar year next preceding the calendar year for which such Director Fees would otherwise be earned.

3.3. Amount Deferred.  A Participant shall designate on the Deferral Election the portion of his Base Salary, Restricted Share Units, Incentive Compensation or, if applicable, Director Fees that is to be deferred in accordance with this Article III.  Unless otherwise determined by the Committee, a Participant may defer (in 1% increments) up to 50% of his Base Salary, up to 100% of his Director, Restricted Share Units and Incentive Compensation for any calendar year; provided, however, that the Participant shall not be permitted to defer less than 1% of each of his Base Salary, Director Fees, Restricted Share Units or Incentive Compensation during any one calendar year or Performance Period, as the case may be, and any such attempted deferral shall not be effective.

3.4. Elections as to Time and Form of Payment. The Deferral Election for each year shall contain the Participant's allocation of deferrals of Base Salary, Restricted Share Units, Incentive Compensation and/or Director Fees among a Retirement Sub-Account and, to the extent permitted by the Committee from time to time, one or more In-Service Sub-Accounts. Such Retirement Sub-Account and In-Service Sub-Account shall be paid at such time and in such form as set forth below:

(a) Time of Payment.

(i) Retirement Sub-Account.  Amounts allocated to a Retirement Sub-Account shall be paid on the Participant's Separation from Service, death or Disability in accordance with Article VI.

(ii) In-Service Sub-Account.  A Participant shall designate the year in which payments will commence to be paid from an In-Service Sub-Account, which date must be at least two years after the date in which such Deferral Election becomes irrevocable.  The specified date designated on the Deferral Election will apply to all amounts deferred under the Plan for that year unless the Participant modifies the time and/or form of payment of the amounts allocated to the Sub-Account in accordance with the rules of Section 6.1(c).

(iii) Default.  To the extent that a Participant does not designate the Sub-Account to which deferrals of Base Salary, Restricted Share Units, Incentive Compensation or Director Fees shall be credited on a Deferral Election for a year as provided in this Section 3.4 (or such designation does not comply with the terms of the Plan), such deferrals for that year shall be credited to the Participant's Retirement Sub-Account.

(b) Form of Payment.

(i) Retirement Sub-Account.  Pursuant to the Deferral Election filed by a Participant under Sections 3.1 or 3.2 for a year, a Participant shall elect the form of payment for the amounts credited to his Retirement Sub-Account.  The Participant shall make one election that applies to amounts payable due to Retirement or Disability, and one election that applies to amounts payable due to a Change in Control Termination.  In each case, the Participant may select payment in a single lump sum or in a number of approximately equal quarterly installments over a five, ten or fifteen year period.  Such payment elections will apply to all amounts credited to the Retirement Sub-Account under the Plan for the year unless the Participant modifies such payment elections in accordance with the rules of Section 6.1(c).  In the event a Participant fails to designate a payment form of a Retirement Sub-Account on his Deferral Election (or such designation does not comply with the terms of the Plan) for a year, the amounts allocated to the Retirement Sub-Account for that year shall be paid in a single-lump sum payment.

(ii) In-Service Sub-Account.  Amounts allocated to an In-Service Sub-Account shall be paid in a single lump-sum.

3.5. Duration and Cancellation of Deferral Elections.

(a) Duration.  Once irrevocable, a Deferral Election shall only be effective for the calendar year or Performance Period with respect to which such election was timely filed with the Committee.  Except as provided in Section 3.5(b) hereof, a Deferral Election, once irrevocable, cannot be cancelled during a calendar year or Performance Period.

(b) Cancellation.

(i) The Committee may, in its sole discretion, cancel a Participant's Deferral Election where such cancellation occurs by the later of the end of the Participant's taxable year or the 15th day of the third month following the date the Participant incurs a "disability."  For purposes of this Section 3.5(b)(i), a disability refers to any medically determinable physical or mental impairment resulting in the Participant’s inability to perform the duties of his or her position or any substantially similar position, where such impairment can be expected to result in death or can be expected to last for a continuous period of not less than six months.

(ii) The Committee may, in its sole discretion, cancel a Participant's Deferral Election due to an Unforeseeable Emergency or a hardship distribution pursuant to Treasury Regulation Section 1.401(k)-1(d)(3).

(iii) If a Participant's Deferral Election is cancelled with respect to a particular calendar year or Performance Period in accordance with this Section 3.5(b), he may make a new Deferral Election for a subsequent calendar year or Performance Period, as the case may be, only in accordance with Section 3.2 hereof.

3.6. Vested Interest in Deferrals.  Each Participant shall at all times have a fully vested and nonforfeitable interest in his Retirement Sub-Account and his In-Service Sub-Account balance.

ARTICLE IV
COMPANY CONTRIBUTIONS

4.1. Company Contributions.  For each calendar year, any entity in the Affiliated Group, in its sole discretion, may, but is not required to, credit any amount it desires to any Eligible Employee's Company Contribution Sub-Account.  The amount so credited to an Eligible Employee may be smaller or larger than an amount credited to any other Eligible Employee, and the amount credited to any Employee for a year may be zero even though one or more Eligible Employees receive a Company Contribution for that year.  No credits of Company Contributions may be allocated to a Retirement Sub-Account or an In-Service Sub-Account.

4.2. Director Stock Contributions.  The Company shall establish and maintain a Director Stock Sub-Account for each Director.  Except as otherwise provided under Section 4.3, the Company shall credit each Director's Director Stock Sub-Account in accordance with the following rules:

(a) Current Directors.  Except as provided in Section 4.2(c) hereof, on the fifth business day following the Annual Valuation Date of a year and on the first business day of each calendar quarter thereafter during such year (each a "Crediting Date"), the Company shall credit to the Director Stock Sub-Account of each currently serving Director a number of Deferred Stock Units calculated by:  (x) dividing the Equity Retainer Amount by the closing price of a share of CH Energy Group, Inc. common stock on the New York Stock Exchange on the Annual Valuation Date, and (y) dividing the result so determined by four (and then rounding to the nearest tenth).  For purposes of this Section 4.2(a), the first Monday following the first Tuesday in January of each year shall be the Annual Valuation Date.

(b) Newly Appointed Directors.  Notwithstanding anything contained in Section 4.2(a), and except as provided in Section 4.2(c) hereof, the number of Deferred Stock Units to be credited during any calendar year to the Director Stock Sub-Account of a person who first becomes a Director on a date during such year after the fifth business day following the Annual Valuation Date shall be pro-rated and shall be calculated on the basis of the closing price of a share of CH Energy Group, Inc. common stock on the New York Stock Exchange on the first business day following the date on which the person first becomes a Director.  A Director whose Company Contribution Commencement Date begins after January 1 of a year shall be deemed to have elected to receive payment of his Director Stock Sub-Account credit for such year in a lump-sum upon his Separation from Service.

(c) Directors Who Satisfy Ownership Guidelines.  No later than the end of each calendar year (or with respect to a newly-appointed Director described in Section 4.2(b) hereof, no later than the date of his appointment), the Committee shall determine, in its sole discretion but after consulting with each Director, whether any Director satisfies the then-applicable Director stock ownership guidelines for that year, or whether any Director will satisfy the then-applicable Director stock ownership guidelines for the immediately following calendar year based on the anticipated credits of Deferred Stock Units to the Director Stock Sub-Account for that year as set forth in Sections 4.2(a) or (b) hereof.   If the Committee determines, in its sole discretion, that a Director either satisfies or will satisfy the then-applicable Director stock ownership guidelines, then that Director shall receive a cash payment in lieu of the Deferred Stock Units that would have otherwise been credited to his Director Stock Sub-Account for any Crediting Date that occurs after the date on which the Director satisfies the then-applicable Director stock ownership guidelines (which date shall be set forth by the Committee in writing, after consulting with the Director, no later than the end of the applicable time period set forth in the first sentence of this Section 4.2(c)).  The cash payment in lieu of Deferred Stock Units for any Crediting Date shall equal one-fourth (1/4) of the Equity Retainer Amount (or such other amount as required by Section 4.2(b) hereof) and shall be treated as a Director Fee for all purposes of the Plan.  The Director may elect to defer the cash payments described in this Section 4.2(c) to a Retirement Sub-Account or an In-Service Sub-Account pursuant to the rules applicable to the deferral of Director Fees in Article III hereof and may invest the deferrals in any permitted investment option of the Plan as provided in Section 5.2 hereof.   To the extent that all or any portion of a cash payment described in this Section 4.2(c) for any Crediting Date is not deferred under this Plan, it shall be paid to the Director within 10 days after the applicable Crediting Date.

4.3. Payment Elections.  A Participant shall file a Payment Election for his Company Contribution Sub-Account or Director Stock Sub-Account, as the case may be, for a year in accordance with the following rules:

(a) Timing; Irrevocability.  Each Newly Eligible Participant shall file with the Committee a Payment Election with respect to Company Contributions and Director Stock Contributions, as the case may be, by, and such Payment Election shall become irrevocable as of, the thirtieth (30th) day following the Participant's Company Contribution Commencement Date (or such earlier date as specified by the Committee on the Payment Election).  Each other Eligible Employee or Director shall file a Payment Election with the Committee with respect to Company Contributions or Director Stock Contributions for a year by, and such Payment Election shall become irrevocable as of, December 31 (or such earlier date as specified by the Committee on the Deferral Election) of the year that precedes the year in which the Company Contribution or Director Stock Contribution is to be made by the Company to the Company Contribution Sub-Account or Director Stock Sub-Account.  Once irrevocable, a Payment Election with respect to a Company Contribution Sub-Account or a Director Stock Sub-Account for a year may only be changed in accordance with Section 6.1(c) hereof.

(b) Form of Payment.  The Participant shall designate on the Payment Election that he files with the Committee for a year the form of payment of the Company Contribution Sub-Account or Director Stock Sub-Account.   The Participant shall make one election that applies to amounts payable due to Retirement or Disability, and one election that applies to amounts payable due to a Change in Control Termination.  In each case, the Participant may select payment in a single lump sum or in a number of approximately equal quarterly installments over a five, ten or fifteen year period.  Such Payment Election will apply to all amounts credited to the Company Contribution Sub-Account or the Director Stock Sub-Account under the Plan for the year unless the Participant modifies such Payment Election in accordance with the rules of Section 6.1(c).  In the event that a Participant does not designate the form of payment of a Company Contribution Sub-Account or Director Stock Sub-Account on a Payment Election as provided in this Section 4.3(b) (or such designation does not comply with the terms of the Plan), such Sub-Account shall be paid in a single lump-sum payment.

(c) Time of Payment.  Company Contribution Sub-Accounts and Director Stock Sub-Accounts shall be paid upon a Participant's Separation from Service, death or Disability in accordance with Article VI.

4.4. Vesting. Each Participant's Company Contribution Sub-Account shall be subject to such vesting schedule as may be determined by the Company or other member of the Affiliated Group from time to time.  The vesting schedule need not be the same for each Participant.  Amounts credited to a Director's Director Stock Sub-Account shall be fully vested at all times.

ARTICLE V
CREDITING OF GAINS, LOSSES AND EARNINGS TO ACCOUNTS

5.1. Director Stock Sub-Account.  The amounts credited to the Director Stock Sub-Account will be credited with gains, losses and earnings based on the performance of the Deferred Stock Unit Fund for all periods prior to a Director's Separation from Service.  Immediately following a Director's Separation from Service, the amounts credited to his Director Stock Sub-Account may be invested in any investment option available under the Plan, subject to the rules set forth in Section 5.2 hereof.

5.2. Retirement Sub-Account, In-Service Sub-Account and Company Contribution Sub-Account.  To the extent provided by the Committee in its sole discretion, and except as provided in Section 5.1 and 5.3 hereof, each Participant's Sub-Accounts will be credited with gains, losses and earnings based on investment directions made by the Participant in accordance with investment deferral crediting options and procedures established from time to time by the Committee.  Subject to the investment procedures established by the Committee, Participants may elect to invest amounts allocated to a Sub-Account in the Deferred Stock Unit Fund.  The Committee specifically retains the right in its sole discretion to change the investment deferral crediting options and procedures from time to time.

5.3. Deferrals of Restricted Share Units.  The Committee may specify on the date of grant of a Restricted Share Unit award that it will be subject to the provisions of this Section 5.3.  If so specified, then upon deferral of the Restricted Share Unit award under this Plan, the following provisions shall apply:  (i) the amount deferred shall be credited with gains, losses and earnings based solely on the performance of the Deferred Stock Unit Fund; and (ii) payment of the amount deferred, as adjusted for gains, losses and earnings under the Deferred Stock Unit Fund, shall be made in the form of whole shares of Company common stock and cash for any fractional share, notwithstanding any other provision of the Plan to the contrary.  To the extent that the delivery of any shares of Company common stock to a Participant under this Section 5.3 otherwise would cause all or any portion of the Plan to be considered an "equity compensation plan" as such term is defined in Section 303A(8) of the New York Stock Exchange Listed Company Manual or any successor rule ("Listed Company Manual"), then such shares shall be paid from, and shall count against the share reserve of, a Company-sponsored "equity compensation plan" designated by the Committee that complies with the shareholder approval requirements contained in the Listed Company Manual.

5.4. Limitation of Rights with Respect to Investments.  By electing to defer any amount under the Plan (or by receiving or accepting any benefit under the Plan), each Participant acknowledges and agrees that the Affiliated Group is not and shall not be required to make any investment in connection with the Plan, nor is it required to follow the Participant's investment directions in any actual investment it may make or acquire in connection with the Plan or in determining the amount of any actual or contingent liability or obligation of the Company or any other member of the Affiliated Group thereunder or relating thereto.  Any amounts credited to a Participant's Sub-Accounts with respect to which a Participant does not provide investment direction shall be credited with gains, losses and earnings as if such amounts were invested in an investment option to be selected by the Committee in its sole discretion (other than as provided in Section 5.1 and 5.3 hereof).

ARTICLE VI
PAYMENTS

6.1. Date of Payment of Sub-Accounts.  Except as otherwise provided in this Article VI, a Participant's Sub-Accounts shall commence to be paid as follows:

(a) Retirement Sub-Account; Company Contribution Sub-Account and Director Stock Sub-Account.  The vested amounts credited to a Participant's Retirement Sub-Account, Company Contribution Sub-Account and Director Stock Sub-Account shall commence to be paid in cash within 30 days of the last day of the calendar quarter in which the Participant's Retirement, Disability or Change in Control Termination occurs, or such later date required by Section 6.2.  In the event of the Participant's Retirement, Disability or Change in Control Termination, the Participant's Retirement Sub-Accounts shall be paid in the form selected by the Participant in accordance with Section 3.4(b) and the Company Contribution Sub-Accounts and the Director Stock Sub-Accounts, as applicable, shall be paid in the form selected by the Participant in accordance with Section 4.3(b).   In the event a Participant incurs a Separation from Service other than due to Retirement, Disability or Change in Control Termination, the Participant's Retirement Sub-Account and Company Contribution Sub-Account shall be paid in cash in a single lump sum.

(b) In-Service Sub-Account.

(i) In general, the vested amounts credited to a Participant's In-Service Sub-Account shall commence to be paid in cash in a single lump sum in January of the year specified by the Participant for such Sub-Account in accordance with Section 3.4(a) hereof.

(ii) If  a Participant's Separation from Service occurs prior to the commencement of one or more In-Service Sub-Accounts, the amounts credited to such In-Service Sub-Accounts shall immediately be transferred to the Participant's Retirement Sub-Account of the same year and payment of the transferred amounts shall thereafter be governed by the terms and conditions applicable to the Retirement Sub-Account of the same year, including, without limitation,  Section 6.2 hereof.

(c) Subsequent Payment Elections.  A Participant may elect on a form provided by the Committee to change the time and or form of payment with respect to one or more of his Sub-Accounts (a "Subsequent Payment Election").  The Subsequent Payment Election shall become irrevocable upon receipt by the Committee and shall be made in accordance with the following rules:

(i) In General.  The Subsequent Payment Election may not take effect until at least twelve (12) months after the date on which it is accepted by the Committee. The Subsequent Payment Election most recently accepted by the Committee and that satisfies the requirements of this Section 6.1(c) shall govern the payout of the Sub-Accounts notwithstanding anything contained in Section 6.1(a) or (b) hereof to the contrary.

(ii) Retirement Sub-Account;  Company Contribution Sub-Account; Director Stock Sub-Account.  A Participant may make an election (to the extent permitted by the Committee in its sole discretion) to change the form of payment for each of his Retirement Sub-Accounts, Company Contribution Sub-Accounts and Director Stock Sub-Accounts to a form otherwise permitted under the Plan.  Except in the event of the death or Unforeseeable Emergency of the Participant, the payment of such Sub-Account will be delayed until the fifth (5th) anniversary of the first day of the month that the Sub-Account would otherwise have been paid under the Plan if such Subsequent Payment Election had not been made (or, in the case of installment payments, which are treated as a single payment for purposes of this Section, on the fifth (5th) anniversary of the first day of the month that the first installment payment was scheduled to be made).

(iii) In-Service Sub-Account.  A Participant may make one or more elections to delay the payment date of one or more In-Service Sub-Account(s) to a payment date permitted for In-Service Sub-Accounts under the Plan.  Such Subsequent Payment Election must be filed with the Committee at least twelve (12) months before the first day of the month the amount would have otherwise been paid under the Plan.  On such Subsequent Payment Election, the Participant must delay the payment date for a period of at least five (5) years after the first day of the month that the Sub-Account would otherwise have been paid under the Plan.

(iv) Acceleration Prohibited.  The Committee shall disregard any Subsequent Payment Election by a Participant to the extent such election would result in an acceleration of the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

(d) Calculation of Installment Payments.  In the event that a Sub-Account is paid in installments: (i) the first installment shall commence on the date specified in Section 6.1 (subject to Section 6.2), and each subsequent installment shall be paid quarterly until the Sub-Account has been fully paid; (ii) the amount of each installment shall equal the quotient obtained by dividing the Participant's vested Sub-Account balance as of the end of the month immediately preceding the month of such installment payment (the "Installment Calculation Date") by the number of installment payments remaining to be paid at the time of the calculation; and (iii) the amount of such Sub-Account remaining unpaid shall continue to be credited with gains, losses and earnings as provided in Article V hereof.  By way of example, if the Participant elects to receive payments of a Sub-Account in equal quarterly installments over a period of five (5) years, the first payment shall equal 1/20th of the vested Sub-Account balance, calculated as described in this Section 6.1(d).  The following quarter, the payment shall be 1/19 of the vested Sub-Account balance, calculated as described in this Section 6.1(d).

6.2. Mandatory Six-Month Delay.  Except as otherwise provided in Sections 6.5(a), (b) and (c), and to the extent required in order to comply with Section 409A of the Code, all payments under this Agreement that are made as a result of the Separation from Service of a Specified Employee (including a Disability termination that occurs at the same time as the Separation from Service) and that would otherwise be paid during the first six months following such Separation from Service shall be accumulated through and paid within 30 days after the first business day of the seventh month following the Participant's Separation from Service (or if earlier, upon the Participant's death).

6.3. Death of Participant.

(a) Each Participant shall file a Beneficiary Designation Form with the Committee at the time the Participant files an initial Deferral Election or Payment Election.  A Participant's Beneficiary Designation Form may be changed at any time prior to his death by the execution and delivery of a new Beneficiary Designation Form. The Beneficiary Designation Form on file with the Committee that bears the latest date at the time of the Participant's death shall govern.  If a Participant fails to properly designate a Beneficiary in accordance with this Section 6.3(a), then his Beneficiary shall be his estate.

(b) In the event of the Participant's death, the remaining amount of the Participant's vested Sub-Accounts shall be paid to the Beneficiary or Beneficiaries designated on a Beneficiary Designation Form in a single lump sum within 30 days of the Participant's death.

6.4. Withdrawal Due to Unforeseeable Emergency.  A Participant shall have the right to request, on a form provided by the Committee, an accelerated payment of all or a portion of his Account in a lump sum if he experiences an Unforeseeable Emergency.  The Committee shall have the sole discretion to determine whether to grant such a request and the amount to be paid pursuant to such request.

(a) Determination of Unforeseeable Emergency.  Whether a Participant is faced with an unforeseeable emergency permitting a payment under this Section 6.4 is to be determined based on the relevant facts and circumstances of each case, but, in any case, a payment on account of an Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant's assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan.   Payments because of an Unforeseeable Emergency must be limited to the amount reasonably necessary to satisfy the emergency need (which may include amounts necessary to pay any Federal, state, local, or foreign income taxes or penalties reasonably anticipated to result from the payment). Determinations of amounts reasonably necessary to satisfy the emergency need must take into account any additional compensation that is available if the Plan provides for cancellation of a Deferral Election upon a payment due to an Unforeseeable Emergency.   However, the determination of amounts reasonably necessary to satisfy the emergency need is not required to take into account any additional compensation that is available from a qualified plan of the Company as defined in Section 409A of the Code (including any amount available by obtaining a loan under such plan), or that due to the Unforeseeable Emergency is available under another nonqualified deferred compensation plan but has not actually been paid (including a plan that would provide for deferred compensation except due to the application of the effective date provisions of Section 409A of the Code).

(b) Payment of Account.  Payment shall be made within 30 days following the determination by the Committee that a withdrawal will be permitted under this Section 6.4, or such later date as may be required under Section 6.2 hereof.

6.5. Discretionary Acceleration of Payments.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan as provided in this Section.  The provisions of this Section are intended to comply with the exception to accelerated payments under Treasury Regulation Section 1.409A-3(j) and shall be interpreted and administered accordingly.

(a) Domestic Relations Orders.   The Committee may, in its sole discretion, accelerate the time or schedule of a payment under the Plan to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Section 414(p)(1)(B) of the Code).

(b) Conflicts of Interest.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to the extent necessary for any Federal officer or employee in the executive branch to comply with an ethics agreement with the Federal government.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan the to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the Participant to participate in activities in the normal course of his or her position in which the Participant would otherwise not be able to participate under an applicable rule).

(c) Employment Taxes.  The Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the Federal Insurance Contributions Act (FICA) tax imposed under Sections 3101, 3121(a), and 3121(v)(2) of the Code, or the Railroad Retirement Act (RRTA) tax imposed under Sections 3201, 3211, 3231(e)(1), and 3231(e)(8) of the Code, where applicable, on compensation deferred under the Plan (the FICA or RRTA amount). Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment, to pay the income tax at source on wages imposed under Section 3401 of the Code or the corresponding withholding provisions of applicable state, local, or foreign tax laws as a result of the payment of the FICA or RRTA amount, and to pay the additional income tax at source on wages attributable to the pyramiding Section 3401 of the Code wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the FICA or RRTA amount, and the income tax withholding related to such FICA or RRTA amount.

(d) Limited Cash-Outs.  Subject to Section 6.2 hereof, the Committee may, in its sole discretion, require a mandatory lump sum payment of amounts deferred under the Plan that do not exceed the applicable dollar amount under Section 402(g)(1)(B) of the Code, provided that the payment results in the termination and liquidation of the entirety of the Participant's interest under the Plan, including all agreements, methods, programs, or other arrangements with respect to which deferrals of compensation are treated as having been deferred under a single nonqualified deferred compensation plan under Section 409A of the Code.

(e) Payment Upon Income Inclusion Under Section 409A.  Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan at any time the Plan fails to meet the requirements of Section 409A of the Code. The payment may not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Section 409A of the Code.

(f) Certain Payments to Avoid a Nonallocation Year under Section 409(p). Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to prevent the occurrence of a nonallocation year (within the meaning of Section 409(p)(3) of the Code) in the plan year of an employee stock ownership plan next following the plan year in which such payment is made, provided that the amount paid may not exceed 125 percent of the minimum amount of payment necessary to avoid the occurrence of a nonallocation year.

(g) Payment of State, Local, or Foreign Taxes. Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to reflect payment of state, local, or foreign tax obligations arising from participation in the Plan that apply to an amount deferred under the Plan before the amount is paid or made available to the Participant (the state, local, or foreign tax amount). Such payment may not exceed the amount of such taxes due as a result of participation in the Plan.  The payment may be made in the form of withholding pursuant to provisions of applicable state, local, or foreign law or by payment directly to the Participant.  Additionally, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan to pay the income tax at source on wages imposed under Section 3401 of the Code as a result of such payment and to pay the additional income tax at source on wages imposed under Section 3401 of the Code attributable to such additional wages and taxes. However, the total payment under this acceleration provision must not exceed the aggregate of the state, local, and foreign tax amount, and the income tax withholding related to such state, local, and foreign tax amount.

(h) Certain Offsets.  Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as satisfaction of a debt of the Participant to the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code), where such debt is incurred in the ordinary course of the service relationship between the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) and the Participant, the entire amount of reduction in any of the taxable years of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not exceed $5,000, and the reduction is made at the same time and in the same amount as the debt otherwise would have been due and collected from the Participant.

(i) Bona Fide Disputes as to a Right to a Payment.  Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan where such payments occur as part of a settlement between the Participant and the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) of an arm’s length, bona fide dispute as to the Participant's right to the deferred amount.

(j) Plan Terminations and Liquidations.  Subject to Section 6.2 hereof, the Committee may, in its sole discretion, provide for the acceleration of the time or schedule of a payment under the Plan as provided in Section 8.2 hereof.

(k) Other Events and Conditions.  Subject to Section 6.2 hereof, a payment may be accelerated upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

Except as otherwise specifically provided in this Plan, including but not limited to Section 3.5(b), this Section 6.5 and Section 8.2 hereof, the Committee may not accelerate the time or schedule of any payment or amount scheduled to be paid under the Plan within the meaning of Section 409A of the Code.

6.6. Delay of Payments. To the extent permitted under Section 409A of the Code, the Committee may, in its sole discretion, delay payment under any of the following circumstances, provided that the Committee treats all payments to similarly situated Participants on a reasonably consistent basis:

(a) Federal Securities Laws or Other Applicable Law.  A Payment may be delayed where the Committee reasonably anticipates that the making of the payment will violate Federal securities laws or other applicable law; provided that the delayed payment is made at the earliest date at which the Committee reasonably anticipates that the making of the payment will not cause such violation.  For purposes of the preceding sentence, the making of a payment that would cause inclusion in gross income or the application of any penalty provision or other provision of the Code is not treated as a violation of applicable law.

(b) Other Events and Conditions.  A payment may be delayed upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

6.7. Actual Date of Payment. To the extent permitted by Section 409A of the Code, the Committee may delay payment in the event that it is not administratively possible to make payment on the date (or within the periods) specified in this Article VI, or the making of the payment would jeopardize the ability of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) to continue as a going concern.  Notwithstanding the foregoing, payment must be made no later than the latest possible date permitted under Section 409A of the Code.

6.8. Discharge of Obligations.  The payment to a Participant or his Beneficiary of a his Sub-Account in a single lump sum or the number of installments elected by the Participant pursuant to this Article VI shall discharge all obligations of the Affiliated Group to such Participant or Beneficiary under the Plan with respect to that Sub-Account.

ARTICLE VII
ADMINISTRATION

7.1. General.  The Company, through the Committee, shall be responsible for the general administration of the Plan and for carrying out the provisions hereof.  In general, the Committee shall have the full power, discretion and authority to carry out the provisions of the Plan; in particular, the Committee shall have full discretion to (a) interpret all provisions of the Plan, (b) resolve all questions relating to eligibility for participation in the Plan and the amount in the Account of any Participant and all questions pertaining to claims for benefits and procedures for claim review, (c) resolve all other questions arising under the Plan, including any factual questions and questions of construction, (d) determine all claims for benefits, and (e) take such further action as the Company shall deem advisable in the administration of the Plan.  The actions taken and the decisions made by the Committee hereunder shall be final, conclusive, and binding on all persons, including the Company, its shareholders, the other members of the Affiliated Group, employees, Participants, and their estates and Beneficiaries.

7.2. Compliance with Section 409A of the Code.

(a) It is intended that the Plan comply with the provisions of Section 409A of the Code, so as to prevent the inclusion in gross income of any amounts deferred hereunder in a taxable year that is prior to the taxable year or years in which such amounts would otherwise actually be paid or made available to Participants or Beneficiaries. This Plan shall be construed, administered, and governed in a manner that effects such intent, and the Committee shall not take any action that would be inconsistent with such intent.

(b) Although the Committee shall use its best efforts to avoid the imposition of taxation, interest and penalties under Section 409A of the Code, the tax treatment of deferrals under this Plan is not warranted or guaranteed.  Neither the Company, the other members of the Affiliated Group, the Board, nor the Committee (nor its designee) shall be held liable for any taxes, interest, penalties or other monetary amounts owed by any Participant, Beneficiary or other taxpayer as a result of the Plan.

(c) Any reference in this Plan to Section 409A of the Code will also include any proposed, temporary or final regulations, or any other guidance, promulgated with respect to such Section 409A by the U.S. Department of Treasury or the Internal Revenue Service.  For purposes of the Plan, the phrase "permitted by Section 409A of the Code," or words or phrases of similar import, shall mean that the event or circumstance shall only be permitted to the extent it would not cause an amount deferred or payable under the Plan to be includible in the gross income of a Participant or Beneficiary under Section 409A(a)(1) of the Code.

7.3. Claims Procedure.  If a Participant (including a Director) or his Beneficiary, as the case may be, disagrees with a decision made regarding his Account or payment from his Account, the Participant or his Beneficiary, as the case may be, should outline his claim in a letter and submit it to the Committee.  A claim must be signed by the Participant, the Participant's Beneficiary, or the Participant's authorized representative (the "Claimant").  In the event that a Claimant's claim is wholly or in part denied by the Committee (or its designee), the Committee (or its designee) will provide written notice of the denial within 90 calendar days (or within 180 days if special circumstances exist) after it received the claim.  This notice will state, in a manner designed to be understood by the Claimant, the following:

•	the specific reason or reasons for the denial,

•	specific reference to the Plan provision(s) on which the denial is based,

•	a description of any additional material or information which the Claimant may need to perfect the claim with an explanation as to why such material or information is necessary,

•
a statement that the Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to his claim which are held by the Committee (or its designee), and

•
an explanation of the appeal right and procedure described in the next paragraph, including timelines and a statement of the Claimant's right to file suit under ERISA §502(a) if the Claimant's claim is denied on review.

If a Claimant's claim is denied, wholly or in part, the Claimant has the right of an appeal to the Committee for review of the denial.  The following provisions apply to such right of appeal.

•	The request for review must be filed with the Committee within 60 calendar days following the Claimant's receipt of written notice of denial of the claim.

•	The request must be in writing from the Claimant and must state the specific portions of the claim denial that the Committee is asked to review.

•	The Claimant has the right, upon request and free of charge, to review and obtain copies of records and documents relating to the Claimant's claim that are held by the Committee (or its designee).

•	The Claimant may submit issues, arguments, and other comments in writing to the Committee with any documentary evidence in support of his claim.

•	The Committee's review will take into account all information submitted by the Claimant, without regard to whether the information was submitted or considered in the initial benefit determination.

•
Written notice of the Committee's decision will be given to the Claimant within 60 calendar days of receipt of the Claimant's request for review (or within 120 calendar days if special circumstances exist).  This notice will state specific reasons for the decision, including specific reference to the Plan provision(s) on which the decision is based in language designed to be understood by the Claimant.  It will also include a statement that the Claimant is entitled to receive, free of charge and upon request, copies of documents and other information relevant to his claim, and that the Claimant has the right to bring a civil action under ERISA §502(a) if the Committee's decision on review is adverse to the Claimant.

No lawsuit by a Claimant may be filed prior to exhausting the Plan’s administrative appeal process.  Any lawsuit must be filed no later than the earlier of one year after the Claimant's claim for benefit was denied or the date the cause of action first arose.

ARTICLE VIII
AMENDMENT AND TERMINATION

8.1. Amendment.  The Company reserves the right to amend, terminate or freeze the Plan, in whole or in part, at any time by action of the Compensation Committee of the Board.  In no event shall any such action by the Committee adversely affect any Participant or Beneficiary who has an Account, or result in any change in the timing or manner of payment of the amount of any Account (except as otherwise permitted under the Plan), without the consent of the Participant or Beneficiary, unless the Committee determines in good faith that such action is necessary to ensure compliance with Section 409A of the Code.  To the extent permitted by Section 409A of the Code, the Committee may, in its sole discretion, modify the rules applicable to Deferral Elections, Payment Elections and Subsequent Payment Elections to the extent necessary to satisfy the requirements of the Uniformed Service Employment and Reemployment Rights Act of 1994, as amended, 38 U.S.C. 4301-4334.

8.2. Payments Upon Termination of Plan.  In the event that the Plan is terminated, the amounts allocated to a Participant's Sub-Accounts shall be paid to the Participant or his Beneficiary on the dates on which the Participant or his Beneficiary would otherwise receive payments hereunder without regard to the termination of the Plan.   Notwithstanding the preceding sentence, and subject to Section 6.2 hereof:

(a) Liquidation; Bankruptcy.  The Compensation Committee of the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary within twelve (12) months of a corporate dissolution taxed under Section 331 of the Code or with the approval of a bankruptcy court pursuant to 11 U.S.C. 503(b)(1)(A), provided that the amounts are included in the Participant's gross income in the latest of the following years (or, if earlier, the taxable year in which the amount is actually or constructively received):  (i) the calendar year in which the Plan termination and liquidation occurs; (ii) the first calendar year in which the amount is no longer subject to a substantial risk of forfeiture as defined under Section 409A of the Code; or (iii) the first calendar year in which the payment is administratively practicable.

(b) Change in Control.  The Compensation Committee of the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary pursuant to an irrevocable action taken by the Compensation Committee of the Board within the 30 days preceding or the 12 months following a Change in Control, provided that this paragraph will only apply if all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) immediately after the time of the Change in Control event with respect to which deferrals of compensation are treated as having been deferred under a single plan under Section 409A of the Code are terminated and paid with respect to each Participant that experienced the Change in Control event, so that under the terms of the termination and payment all such Participants are required to receive all amounts of compensation deferred under the terminated agreements, methods, programs, and other arrangements within 12 months of the date the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) irrevocably takes all necessary action to terminate and liquidate the agreements, methods, programs, and other arrangements.

(c) Discretionary Terminations.  The Compensation Committee of the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary, provided that: (i) the termination and liquidation does not occur proximate to a downturn in the financial health of the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code); (ii) The Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) terminates and liquidates all agreements, methods, programs, and other arrangements sponsored by the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) that would be aggregated with any terminated and liquidated agreements, methods, programs, and other arrangements under Section 409A of the Code if the same Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated; (iii) no payments in liquidation of the Plan are made within 12 months of the date the Compensation Committee of the Board takes all necessary action to irrevocably terminate and liquidate the Plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred; (iv) all payments are made within 24 months of the date the Compensation Committee of the Board takes all necessary action to irrevocably terminate and liquidate the Plan; and (v) the Company (or any entity which would be considered to be a single employer with the Company under Section 414(b) or Section 414(c) of the Code) does not adopt a new plan that would be aggregated with any terminated and liquidated plan under Section 409A of the Code if the same Participant participated in both plans, at any time within three years following the date the Compensation Committee of the Board takes all necessary action to irrevocably terminate and liquidate the Plan.

(d) Other Events.  The Compensation Committee of the Board shall have the authority, in its sole discretion, to terminate the Plan and pay each Participant's entire Account to the Participant or, if applicable, his Beneficiary upon such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.

ARTICLE IX
MISCELLANEOUS

9.1. Non-alienation of Deferred Compensation.  Except as permitted by the Plan, no right or interest under the Plan of any Participant or Beneficiary shall, without the written consent of the Company, be (i) assignable or transferable in any manner, (ii) subject to alienation, anticipation, sale, pledge, encumbrance, attachment, garnishment or other legal process or (iii) in any manner liable for or subject to the debts or liabilities of the Participant or Beneficiary.  Notwithstanding the foregoing, to the extent permitted by Section 409A of the Code and subject to Section 6.5(a) hereof, the Committee shall honor a judgment, order or decree from a state domestic relations court which requires the payment of part or all of a Participant's or Beneficiary's interest under this Plan to an "alternate payee" as defined in Section 414(p) of the Code.

9.2. Participation by Employees of Affiliated Group Members.  Any member of the Affiliated Group may, by action of its board of directors or equivalent governing body and with the consent of the Compensation Committee of the Board, adopt the Plan; provided that the Compensation Committee of the Board may waive the requirement that such board of directors or equivalent governing body effect such adoption.  By its adoption of or participation in the Plan, the adopting member of the Affiliated Group shall be deemed to appoint the Company its exclusive agent to exercise on its behalf all of the power and authority conferred by the Plan upon the Company and accept the delegation to the Committee of all the power and authority conferred upon it by the Plan. The authority of the Company to act as such agent shall continue until the Plan is terminated as to the participating affiliate.  An Eligible Employee who is employed by a member of the Affiliated Group and who elects to participate in the Plan shall participate on the same basis as an Eligible Employee of the Company.   The Account of a Participant employed by a participating member of the Affiliated Group shall be paid in accordance with the Plan solely by such member to the extent attributable to Base Salary, Incentive Compensation or Director Fees that would have been paid by such participating member in the absence of deferral pursuant to the Plan, unless the Compensation Committee of the Board otherwise determines that the Company shall be the obligor.

9.3. Interest of Participant.

(a) The obligation of the Company and any other participating member of the Affiliated Group under the Plan to make payment of amounts reflected in an Account merely constitutes the unsecured promise of the Company (or, if applicable, the participating members of the Affiliated Group) to make payments from their general assets and no Participant or Beneficiary shall have any interest in, or a lien or prior claim upon, any property of the Affiliated Group.  Nothing in the Plan shall be construed as guaranteeing future employment to Eligible Employees.  It is the intention of the Affiliated Group that the Plan be unfunded for tax purposes and for purposes of Title I of ERISA.  The Company may create a trust to hold funds to be used in payment of its and the Affiliated Group's obligations under the Plan, and may fund such trust; provided, however, that any funds contained therein shall remain liable for the claims of the general creditors of the Company and the other participating members of the Affiliated Group.

(b) In the event that, in the sole discretion of the Committee, the Company and/or the other members of the Affiliated Group purchases an insurance policy or policies insuring the life of any Participant (or any other property) to allow the Company and/or the other members of the Affiliated Group to recover the cost of providing the benefits, in whole or in part, hereunder, neither the Participants nor their Beneficiaries or other distributees shall have nor acquire any rights whatsoever therein or in the proceeds therefrom.  The Company and/or the other members of the Affiliated Group shall be the sole owner and beneficiary of any such policy or policies and, as such, shall possess and may exercise all incidents of ownership therein.  A Participant's participation in the underwriting or other steps necessary to acquire such policy or policies may be required by the Company and, if required, shall not be a suggestion of any beneficial interest in such policy or policies to such Participant or any other person.

9.4. Claims of Other Persons.  The provisions of the Plan shall in no event be construed as giving any other person, firm or corporation any legal or equitable right as against the Affiliated Group or the officers, employees or directors of the Affiliated Group, except any such rights as are specifically provided for in the Plan or are hereafter created in accordance with the terms and provisions of the Plan.

9.5. Severability.  The invalidity and unenforceability of any particular provision of the Plan shall not affect any other provision hereof, and the Plan shall be construed in all respects as if such invalid or unenforceable provision were omitted.

9.6. Governing Law.  Except to the extent preempted by federal law, the provisions of the Plan shall be governed and construed in accordance with the laws of the State of New York.

9.7. Relationship to Other Plans.  The Plan is intended to serve the purposes of and to be consistent with any incentive compensation plan approved by the Committee for purposes of the Plan.

9.8. Successors.  The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company expressly to assume this Plan.  This Plan shall be binding upon and inure to the benefit of the Company and any successor of or to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by sale, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Plan), and the heirs, beneficiaries, executors and administrators of each Participant.

9.9. Withholding of Taxes.  Subject to Section 6.5 hereof, to the extent required by the law in effect at the time payments are made, the Affiliated Group may withhold or cause to be withheld from any amounts deferred or payable under the Plan all Federal, state, local and other taxes as shall be legally required.  The Affiliated Group shall have the right in its sole discretion to (i) require a Participant to pay or provide for payment of the amount of any taxes that the Affiliated Group may be required to withhold with respect to amounts that the Company credits to a Participant's Account or (ii) deduct from any amount of salary, bonus, incentive compensation or other payment otherwise payable in cash to the Participant the amount of any taxes that the Company may be required to withhold with respect to amounts that the Company credits to a Participant's Account.

9.10. Electronic or Other Media.  Notwithstanding any other provision of the Plan to the contrary, including any provision that requires the use of a written instrument, the Committee may establish procedures for the use of electronic or other media in communications and transactions between the Plan or the Committee and Participants and Beneficiaries.  Electronic or other media may include, but are not limited to, e-mail, the Internet, intranet systems and automated telephonic response systems.

9.11. Headings; Interpretation.  Headings in this Plan are inserted for convenience of reference only and are not to be considered in the construction of the provisions hereof.  Unless the context clearly requires otherwise, the masculine pronoun wherever used herein shall be construed to include the feminine pronoun.

9.12. Participants Deemed to Accept Plan.  By accepting any benefit under the Plan, each Participant and each person claiming under or through any such Participant shall be conclusively deemed to have indicated his acceptance and ratification of, and consent to, all of the terms and conditions of the Plan and any action taken under the Plan by the Board, the Committee or the Company or the other members of the Affiliated Group, in any case in accordance with the terms and conditions of the Plan.

ARTICLE X
EFFECTIVE DATE AND TRANSITION RULES

10.1. Effective Date.  This Plan was amended and restated effective as of January 1, 2008 (the "Effective Date") to comply with section 409A of the Code.  In order to comply with section 409A of the Code, effective immediately before the Effective Date, the Plan was divided into two parts, one of which was named "Part One" and the other of which was named "Part Two".   Part One of the Plan shall be governed by the terms and conditions of the Plan as in effect on October 3, 2004.  Part Two of the Plan shall be governed by the terms and conditions set forth herein.

(a) Pre-2005 Deferrals.  Any "amounts deferred" in taxable years beginning before January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms of Part One of the Plan, and it is intended that such amounts and the earnings thereon shall be exempt from the application of Section 409A of the Code.  Nothing contained herein is intended to materially enhance a benefit or right existing under Part One of the Plan as of October 3, 2004, or add a new material benefit or right to Part One of the Plan.  As of the Effective Date, Part One of the Plan was frozen, and neither the Company, its affiliates nor any individual shall make or permit to be made any additional contributions or deferrals under Part One of the Plan (other than earnings) on or after that date.

(b) Post-2004 Deferrals.  Any "amounts deferred" in taxable years beginning on or after January 1, 2005 (within the meaning of Section 409A of the Code) and any earnings thereon shall be governed by the terms and conditions of Part Two of the Plan.  To the extent that any of those amounts were deferred under the Plan prior to the Effective Date (the "Transferred Amounts"), then the Committee shall transfer the Transferred Amounts from Part One of the Plan to Part Two of this Plan and credit those amounts to the appropriate Sub-Accounts under Part Two of this Plan, as selected by the Committee in its sole discretion.  As a result of such transfer and crediting, all of the Company's obligations and Participant's rights with respect to the Transferred Amounts under Part One of the Plan, if any, shall automatically be extinguished and become obligations and rights under Part Two of this Plan without further action.

10.2. Transition Relief for Payment Elections.  A Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to (i) change the date of payment of his Sub-Accounts to a date otherwise permitted for that Sub-Account under the Plan; or (ii) change the form of payment of his Sub-Accounts to a form of payment otherwise permitted for that Sub-Account under the Plan, without complying with the special timing requirements of Section 6.1(c).   A Participant designated by the Committee may, no later than a date specified by the Committee (provided that such date occurs no later than December 31, 2008) elect on a form provided by the Committee to defer any Incentive Compensation designated by the Committee in its sole discretion without complying with the special timing requirements for Deferral Elections under Article III.  Any such change or election shall be subject to such terms and conditions as the Committee may specify in its sole discretion.  This Section 10.2 is intended to comply with the requirements of Notice 2007-86 and the applicable proposed and final Treasury Regulations issued under Section 409A of the Code and shall be interpreted in a manner consistent with such intent.

IN WITNESS WHEREOF, CH Energy Group, Inc. has caused this instrument to be executed by its duly authorized officer on this 6th day of January, 2012.

CH ENERGY GROUP, INC

By:	/s/ Steven V. Lant
Steven V. Lant
Chairman, President and Chief Executive Officer of CH Energy Group, Inc.